EXHIBIT 99.1

MetaBank® and H&R Block® Announce Program to Offer
Interest-Free Tax Refund Advances

Sioux Falls, S.D. (October 26, 2016) – Meta Financial Group, Inc.’s (NASDAQ: CASH) bank subsidiary, MetaBank®, has entered into an agreement with certain H&R Block entities to originate up to $1.45 billion and retain up to $750 million of interest-free Refund Advance loans for H&R Block® tax preparation customers during the 2017 tax season. H&R Block has approximately 10,000 company-owned and franchise retail locations in the U.S. This program builds on MetaBank’s growing presence in the tax payments industry.

“We are delighted to team with H&R Block, a respected brand and trusted household name in the tax preparation business,” said Brad Hanson, President of MetaBank and Meta Payment Systems. “Importantly, we are working with Specialty Consumer Services, LP, proven leaders in underwriting and risk management of tax related financial products, and BofI Federal Bank who has agreed to purchase consumer-friendly Refund Advance loans originated by MetaBank to H&R Block’s loyal customer base.”

“H&R Block looks forward to working with MetaBank to offer this consumer friendly product,” said Greg Macfarlane, Senior Vice President, U.S. Retail Products and Operations, H&R Block. “We want to ensure delivery of exceptional value to our customers, and interest-free Refund Advances are a great addition to our already competitive suite of products.”

About Meta Financial Group®
Meta Financial Group, Inc. (MFG) is the holding company for MetaBank®, a federally chartered savings bank. MFG shares are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, SD, MetaBank operates in both the Banking and Payments industries through: MetaBank, its traditional retail banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its insurance premium financing division; and Refund Advantage, its tax-related financial solutions division.

About H&R Block®
H&R Block, Inc. (NYSE: HRB) is a global consumer tax services provider. Tax return preparation services are provided by professional tax preparers in approximately 12,000 company-owned and franchise retail tax offices worldwide, and through H&R Block tax software products for the DIY consumer. H&R Block also offers adjacent Tax Plus products and services. In fiscal 2016, H&R Block had annual revenues of over $3 billion with 23.2 million tax returns prepared worldwide. For more information, visit the H&R Block Newsroom at http://newsroom.hrblock.com/.

Media Contact:
Katie LeBrun
Corporate Communications Director
605.362.5140
klebrun@metabank.com